Exhibit 99.01

FOR IMMEDIATE RELEASE

Contact:

Greg Wood

Chief Financial Officer

Liberate Technologies

(650) 645-4003

gwood@liberate.com

LIBERATE TECHNOLOGIES ANNOUNCES DISMISSAL OF BANKRUPTCY CASE

U.S. Bankruptcy Court for the Northern District of California
has dismissed Liberate’s Chapter 11 filing.

SAN MATEO, Calif., September 9, 2004 — Liberate Technologies (Pink Sheets: LBRTQ) announced today that the U.S. Bankruptcy Court for the Northern District of California has dismissed Liberate’s Chapter 11 bankruptcy case.  The court ruled that Liberate has cash well in excess of its liabilities and is not otherwise entitled to bankruptcy protection.

Liberate believes the bankruptcy laws and judicial precedent support Liberate’s filing and intends to appeal this ruling. However, Liberate cannot predict the outcome or timing of the appellate process.  Unless the decision of the Bankruptcy Court is reversed on appeal, Liberate will not be able to realize savings or the other benefits of a Chapter 11 proceeding. As a result of the dismissal of the bankruptcy case, Liberate will continue to be liable for the lease payments on its former offices in San Carlos, California.

“We firmly believe in our bankruptcy case and intend to vigorously appeal,” stated David Lockwood, Chairman and CEO of Liberate.  “As we have throughout this process, we will continue to operate our business, marketing to new customers, and providing ongoing support to existing customers.  The appeals process will continue in parallel with our plans to grow our business and to increase shareholder value.”

About Liberate Technologies

Liberate Technologies is a provider of software for digital cable systems.  Based on industry standards, Liberate’s software enables cable operators to run multiple services — including high-definition television, video on demand, and personal video recorders — on multiple platforms.  Headquartered in San Mateo, California, Liberate also has offices in Ontario, Canada and the United Kingdom.

Liberate and the Liberate design are registered trademarks of Liberate Technologies.  Other product names used in association with these registered trademarks are trademarks of Liberate Technologies.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Those statements above that involve expectations or intentions (such as those relating to Liberate’s intent to appeal the dismissal of the bankruptcy case, the potential consequences of dismissal, the time and cost associated with an appeal, future business or financial performance, or anticipated corporate or commercial activities) are forward-looking statements and are not guarantees of future performance.  Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: further decisions by the Bankruptcy Court or other courts regarding dismissal of the bankruptcy case; the cost and outcome of any appeals by Liberate of decisions of the Bankruptcy Court; the potential adverse impact of the dismissal of the bankruptcy case on Liberate’s liquidity or results of operations; matters affecting the timing and amounts of anticipated distributions to creditors; the ability of Liberate to maximize asset value and control expenses; Liberate’s ability to obtain and maintain normal terms with vendors and service providers; Liberate’s ability to maintain contracts that are critical to its operations; the ability of Liberate to execute its business plan; the ability of Liberate to attract, motivate and/or retain key executives and employees; potential adverse publicity; and the ability of Liberate to attract and retain customers.  Other risk factors are listed from time to time in Liberate’s SEC reports, including, but not limited to the annual report on Form 10-K for the fiscal year ended May 31, 2004.  Liberate disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.